Exhibit 99.1

MindMed Reports Fourth Quarter and Full-Year 2024 Financial Results and Recent Business Updates

--First Patients Dosed in Phase 3 Voyage and Panorama studies of MM120 Orally Disintegrating Tablet (ODT) in Generalized Anxiety Disorder (GAD); 12-week topline data anticipated in 1H 2026 for Voyage and 2H 2026 for Panorama--

--On track to initiate Emerge, the first Phase 3 study of MM120 ODT in Major Depressive Disorder (MDD) in 1H of 2025--

--Raised approximately $250 million in gross proceeds through two equity financings in 2024; cash and cash equivalents of $273.7 million as of December 31, 2024, expected to fund operations into 2027 and extend at least 12 months beyond the first Phase 3 topline data readout for MM120 ODT in GAD--

--Company to host a conference call today at 8:00 a.m. EST--

NEW YORK, March 6, 2025 – Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (the "Company" or "MindMed"), a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders, today announced its fourth quarter and full year 2024 financial results and provided an update on business highlights.

“2024 was a year of significant progress for MindMed. We successfully achieved several key milestones that have built momentum for multiple clinical readouts from our MM120 ODT Phase 3 development program, which are expected to drive our next phase of growth,” said Rob Barrow, Chief Executive Officer of MindMed. “The positive data from our MM120 Phase 2b study in GAD helped secure breakthrough therapy designation from the FDA and led to the expansion of our pipeline into MDD. In 2025, we are focused on enrolling our Phase 3 GAD and MDD studies, as well as regulatory and pre-commercialization activities to support the development of MM120 ODT. We are well positioned to deliver transformational innovation that has the potential to redefine treatment for the over 50 million people living with anxiety and depression.”

Business Highlights

•
Completed equity financings in 2024 totaling approximately $250 million in gross proceeds, bringing in several new institutional investors, and extending the Company’s cash runway into 2027. This is expected to fund the Company at least 12 months beyond the first Phase 3 topline data readout for MM120 ODT in GAD.
•
MM120 ODT patent issued covering pharmaceutical formulation, and methods of manufacturing and treatment; extends patent life through 2041.
•
Strengthened leadership team with the appointments of Stephanie Fagan as Chief Corporate Affairs Officer and Gregg A. Pratt, Ph.D., as Chief Regulatory and Quality Assurance Officer.
•
The Company was added to the Nasdaq Biotechnology Index (NBI) in November 2024 and the Russell 2000® and Russell 3000® Indexes in June 2024.

Program Updates and Anticipated Milestones

MM120 ODT (lysergide D-tartrate) for GAD

•
Initiated dosing in the Phase 3 Voyage study of MM120 ODT for the treatment of GAD in the fourth quarter of 2024. Voyage is expected to enroll approximately 200 participants in the U.S. who will be randomized 1:1 to receive MM120 ODT 100 µg or placebo. Topline data from the 12-week double-blind period (Part A) is anticipated in the first half of 2026.
•
Initiated dosing in Panorama, the second Phase 3 study of MM120 ODT in GAD, in the first quarter 2025. Panorama is expected to enroll approximately 250 participants (randomized 2:1:2 to receive MM120 ODT 100 µg, MM120 ODT 50 µg or placebo) in the U.S. and Europe. Topline data from the 12-week double-blind period (Part A) is anticipated in the second half of 2026.
•
Presented the full data set from the Phase 2b study of MM120 in GAD at the 2024 American Psychiatric Association (APA) Annual Meeting (here) and presented encore data from the study at the American College of Neuropsychopharmacology (ACNP) 2024 Congress (here).
•
FDA granted breakthrough designation to the MM120 program for the treatment of GAD.
•
U.K. Innovative Licensing and Access Pathway (ILAP) steering group under the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) granted an Innovation Passport for MM120 ODT for the potential treatment of GAD. The Innovation Passport is the entry point to the ILAP, which aims to accelerate time to market and facilitate patient access to medicines in the U.K.

MM120 (lysergide D-tartrate) for MDD

•
On track to initiate Emerge, the first Phase 3 study of MM120 ODT for the treatment of MDD in the first half of 2025. Emerge is expected to enroll 140 participants (randomized 1:1 to receive MM120 ODT 100 µg or placebo). Topline data from the 12-week double-blinded period (Part A) is anticipated in the second half of 2026.

MM402 (R(-)-MDMA) for Autism Spectrum Disorder (ASD)

•
Completed a Phase 1 study of MM402, a single-ascending dose study in adult healthy volunteers. The study characterized the tolerability, pharmacokinetics and pharmacodynamics of MM402. The Company expects to initiate further studies of MM402 to assess its potential efficacy for the treatment of ASD.

2024 Financial Results

Cash and Cash Equivalents. As of December 31, 2024, MindMed had cash and cash equivalents totaling $273.7 million compared to $99.7 million as of December 31, 2023.

The Company believes that its cash and cash equivalents as of December 31, 2024, will be sufficient to fund the Company’s operations into 2027. Based on the Company’s current operating plan and anticipated R&D milestones, the Company expects its cash runway to extend at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD.

Net Cash Used in Operating Activities. For the three months ended December 31, 2024, net cash used in operating activities was $25.4 million, compared to $20.6 million in the three months ended December 31, 2023. For the year ended December 31, 2024, net cash used in operating activities was $79.1 million, compared to $64.4 million in the year ended December 31, 2023.

Research and Development (R&D). R&D expenses were $21.8 million for the three months ended December 31, 2024, compared to $11.5 million for the three months ended December 31, 2023, an increase of $10.3 million. The increase was primarily driven by the initiation of Phase 3 trials of the MM120 program. R&D expenses were $65.3 million for the year ended December 31, 2024, compared to $52.1 million for the year ended December 31, 2023, an increase of $13.2 million. The increase was primarily due to $11.4 million in expenses related to the MM120 program supporting the advancement into pivotal trials for the treatment of adults with GAD. The MM120 program completed a Phase 2b trial in the first half of 2024 and has incurred increased expenses in relation to the initiation of Phase 3 trials. Additionally, there was an increase of $2.1 million in expenses related to the MM402 program driven by progress in Phase 1 studies, and an increase of $2.7 million in internal personnel costs, partially offset by a decrease of $3.0 million in expenses related to preclinical activities.

General and Administrative (G&A). G&A expenses were $10.7 million for the three months ended December 31, 2024, and for the three months ended December 31, 2023. G&A expenses were $38.6 million for the year ended December 31, 2024, compared to $41.7 million for the year ended December 31, 2023, a decrease of $3.1 million. The decrease was primarily attributable to decreased professional services fees and expenses during the year ended December 31, 2024, partially offset by increased stock-based compensation expense and pre-commercialization activities during the year ended December 31, 2024.

Conference Call and Webcast Reminder

MindMed management will host a webcast at 8:00 AM EST today to provide a corporate update and review the Company’s fourth quarter and year-end 2024 financial results, and business highlights. Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Investor Relations section of the MindMed website, ir.mindmed.co and archived for at least 30 days after the webcast. Those who plan on participating are advised to join 15 minutes prior to the start time.

About MM120 Orally Disintegrating Tablet (ODT)

MM120 ODT (lysergide D-tartrate or LSD) is a synthetic ergotamine belonging to the group of classic, or serotonergic, psychedelics which acts as a partial agonist at human serotonin-2A (5-HT2A) receptors. MM120 ODT is MindMed’s proprietary and pharmaceutically optimized form of LSD. MM120 ODT is an advanced formulation incorporating Catalent’s Zydis® ODT fast-dissolve technology which has a unique clinical profile with more rapid absorption, improved bioavailability and reduced gastrointestinal side effects. MindMed is developing MM120, the tartrate salt form of lysergide, for generalized anxiety disorder (GAD), major depressive disorder (MDD), and is exploring its potential applications in other serious brain health disorders.

About MM402

MM402 is the Company’s proprietary form of R(-)-MDMA (rectus-3,4-methylenedioxymethamphetamine), being developed for the treatment of core symptoms of Autism Spectrum Disorder (ASD). MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer.

About MindMed

MindMed is a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health. MindMed trades on Nasdaq under the symbol MNMD.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute "forward-looking information" within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding the Company’s anticipated topline readout (Part A results) for the Phase 3 Voyage study of MM120 ODT in GAD in the first half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Panorama study for MM120 ODT in GAD in the second half of 2026; the Company’s expectation to initiate the Phase 3 Emerge study for MM120 ODT in MDD in the first half of 2025 with an anticipated topline readout (Part A results) in the second half of 2026; the Company’s plans to conduct a second Phase 3 study in MDD; the Company’s expectations regarding the enrollment for each of the Voyage, Panorama and Emerge studies; the Company’s beliefs regarding potential benefits of its product candidates; the Company’s expectation to conduct further studies of MM402; the Company’s expectation that its cash and cash equivalents will fund operations into 2027; the Company’s expectation that its cash runway will extend at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD; and potential additional indications for MM120 and MM402. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; compliance with laws and regulations; legislative and regulatory developments, including decisions by the Drug Enforcement Administration and states to reschedule any of our product candidates, if approved, containing Schedule I controlled substances, before they may be legally marketed in the U.S.; difficulty associated with research and development; risks associated with clinical studies or studies; heightened regulatory scrutiny; early stage product development; clinical study risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; ability to maintain effective patent rights and other intellectual property protection; as well as those risk factors discussed or referred to herein and the risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 under headings such as "Special Note Regarding Forward-Looking Statements," and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company's profile on SEDAR+ at www.sedarplus.ca and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$21,759	$11,546	$65,297	$52,124
General and administrative	10,703	10,659	38,619	41,742
Total operating expenses	32,462	22,205	103,916	93,866
Loss from operations	(32,462)	(22,205)	(103,916)	(93,866)
Other income/(expense):
Interest income	3,279	1,344	11,558	5,584
Interest expense	(656)	(439)	(2,283)	(920)
Foreign exchange (loss)/gain, net	(49)	401	(638)	157
Change in fair value of 2022 USD Financing Warrants	(4,853)	(2,965)	(15,941)	(6,636)
Gain on extinguishment of contribution payable	—	—	2,541	—
Other expense	—	—	—	(51)
Total other expense, net	(2,279)	(1,659)	(4,763)	(1,866)
Net loss	(34,741)	(23,864)	(108,679)	(95,732)
Other comprehensive loss:
Gain/(loss) on foreign currency translation	(2)	(434)	476	(284)
Comprehensive loss	$(34,743)	$(24,298)	$(108,203)	$(96,016)
Net loss per common share, basic and diluted	$(0.41)	$(0.59)	$(1.54)	$(2.44)
Weighted-average common shares, basic and diluted	83,931,864	40,222,849	70,461,067	39,157,420

Mind Medicine (MindMed) Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$273,741	$99,704
Prepaid and other current assets	7,879	4,168
Total current assets	281,620	103,872
Goodwill	19,918	19,918
Intangible assets, net	—	527
Other non-current assets	613	224
Total assets	$302,151	$124,541

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,010	$4,136
Accrued expenses	12,829	11,634
2022 USD Financing Warrants	24,010	16,476
Total current liabilities	38,849	32,246
Credit facility, long-term	21,854	14,129
Other liabilities, long-term	—	32
Total liabilities	60,703	46,407

Commitments and contingencies
Shareholders' Equity:
Common shares, no par value, unlimited authorized as of December 31, 2024 and 2023; 75,100,763 and 41,101,303 issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	639,508	367,991
Accumulated other comprehensive income	819	343
Accumulated deficit	(398,879)	(290,200)
Total shareholders' equity	241,448	78,134
Total liabilities and shareholders' equity	$302,151	$124,541